LETTER AGREEMENT
                                ----------------

Henderson Global Investors (North America) Inc.
737 N. Michigan, Suite 1950
Chicago, Illinois  60605

         This Agreement is made as of this 31st day of January 2006 between HENDERSON GLOBAL INVESTORS (NORTH AMERICA) INC. (the "Adviser") and HENDERSON INVESTMENT MANAGEMENT LIMITED (the "Subadviser").

         WHEREAS, the Adviser and the Subadviser have entered into a Sub-Advisory Agreement dated August 31, 2001 (the "Sub-Advisory Agreement"), as amended by letter agreement dated August 1, 2005, under which the Adviser has agreed to retain the Subadviser to render investment advisory services to the Henderson European Focus Fund, Henderson Global Technology Fund and Henderson International Opportunities Fund (the "Existing HIML Sub-Advised Portfolios") of the Henderson Global Funds (the "Trust"), and the Subadviser has agreed to render such services to the Existing HIML Sub-Advised Portfolios, together with any other Trust portfolios that may be established later;

         WHEREAS, pursuant to Paragraph 1 of the Sub-Advisory Agreement, the Adviser hereby notifies the Subadviser of its desire to retain the Subadviser to render investment advisory services to an additional portfolio of the Trust to be known as the Henderson Japan-Asia Focus Fund (the "New Portfolio"); and

         WHEREAS, by signing this Agreement below, the Subadviser agrees to render such services, whereupon the New Portfolio shall become a Portfolio under the Sub-Advisory Agreement.

         NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein, the Adviser and the Subadviser agree as follows:

1. The Adviser hereby appoints the Subadviser as subadviser for the New Portfolio under the Sub-Advisory Agreement and the Subadviser hereby accepts such appointment and agrees to perform the services and duties set forth in the Sub-Advisory Agreement on the terms set forth therein, except as otherwise provided in this Agreement.

2. This Agreement shall become effective as of the date first above written and, unless sooner terminated as provided in Paragraph 3 of the Sub-Advisory Agreement, shall continue until August 30, 2007. Thereafter, this Agreement will be extended with respect to the New Portfolio for successive one-year periods ending on August 30 of each year, subject to the provisions of Paragraph 3 of the Advisory Agreement.

3. For the services provided and the expenses assumed under this the Adviser shall pay the Subadviser a fee, computed daily and payable monthly, at an annual rate equal to:

         0.90% on the first $500 million of daily net assets;
         0.80% on the next $1 billion of daily net assets; and 0.75% on average daily net assets over $1.5 billion

4. All the other terms and conditions of the Sub-Advisory Agreement shall remain in full effect.

5. This Agreement is hereby incorporated by reference into the Sub-Advisory Agreement and is made a part thereof. In case of a conflict between this Agreement and the Sub-Advisory Agreement, the terms of the Sub-Advisory Agreement are controlling.

         IN WITNESS WHEREOF, the Adviser and the Subadviser have cause this Agreement to be executed as of the day and year first above written.

                                                      HENDERSON GLOBAL INVESTORS
                                                      (NORTH AMERICA) INC.



                                                             By: /s/ Jim O'Brien
                                                                 ---------------
                                                               Name: Jim O'Brien
                                           Title: Director of Corporate Services


 ATTEST: /s/ Christopher K. Yarbrough
         ----------------------------
             Name:  Christopher K. Yarbrough
             Title:  Legal Counsel
                                                          HENDERSON INVESTMENT
                                                          MANAGEMENT LTD.



                                                      By: /s/ Michael Clare
                                                      ------------------------
                                                       Name: Michael Clare
                                                       Title: Managing Director
 ATTEST: /s/ David Bricklebank
         ---------------------
             Name: David Bricklebank
             Title: Legal Counsel